Exhibit 99.1


CONTACT:

Jon Kosheff
Chief Financial Officer
(978) 946-2591
NASDAQ SYMBOL "PRLX"

                            For Immediate Release
                            ---------------------

        Parlex Reports Financial Results for First Quarter of FY 2004


Methuen MA, November 11, 2003 - Parlex Corporation (PRLX) today reported financial results for the first quarter of fiscal year 2004. Revenues for the quarter increased 4.9% sequentially to $19.7 million compared to $18.8 million for the prior quarter. Revenues decreased 9% from $21.7 million for the same period in the previous year.

The operating loss was $1.5 million for the quarter compared to $2.1 million for the previous quarter and $1.9 million the same period in the prior year. Net loss for the quarter was $2.1 million or ($.33) per diluted share versus $2.3 million or ($.36) per diluted share for the previous quarter and $1.4 million or ($.22) per diluted share for the first quarter of fiscal 2003. The net loss in the first quarter of 2004 includes cash and non-cash related interest expense associated with our recent re-financing activities and minority interest associated with our 9.9% joint venture partner in China. No tax benefit was recorded on U.S. operating losses. In the second quarter of fiscal 2003 the Company discontinued recording a tax benefit on U.S. operating losses and recorded a full valuation reserve for all U.S net deferred tax assets. Backlog at the end of the quarter was approximately $21.8 million.

Peter J. Murphy, President and Chief Executive Officer, stated "Results were largely in line with our expectations with the exception of our multilayer operations located in Methuen Massachusetts. Shortfalls in our multilayer sales for the quarter were in part due to delays in the production ramp on several key programs and were compounded by the lack of availability of unique connector material. Approximately $1 million of planned shipments for the first quarter remained in backlog. We anticipate shipping a


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significant portion of this backlog in the second quarter. Revenue versus the prior year was down primarily due to our exit from our North American PALFlex operations. Excluding this unprofitable automotive business from the first quarter of both years, revenues were essentially flat year over year.

In the first quarter of 2004, sales manufactured from our China operations increased approximately 35% while sales manufactured from our North American operations decreased slightly. China manufacturing represented 39% of total revenues for the quarter. We anticipate continued strong revenues from China and a recovery of multilayer and laminated cable businesses commencing in the second quarter.

Our operating income improved moderately and is expected to continue to improve as we believe revenues will increase sequentially through the fiscal year. A key to our success in the following quarters will be the anticipated increase in multilayer sales.

The increase in current backlog is spread across all of our major markets. The market mix for the quarter saw computer leading at 26% of orders followed by appliance, military, telecom, automotive, and electronic identification. New orders include several major program starts in military in Methuen and appliance at our Cranston, Rhode Island plant. We have recently been awarded low rate production orders for cell phone camera modules to be manufactured in Shanghai, China. These programs will begin volume production late in the current quarter. We have begun production with John Deere and Medisys in the automotive and medical markets, respectively.

After a slower than anticipated start, we are well along on our production ramp of smart card substrates for Infineon. Demand for this product is forecasted to increase quarterly through 2005 and if achieved, would result in the largest revenue producing program in company history. Additionally, during the quarter, Parlex signed an agreement with a large multi-national customer to complete the design of an airbag seat sensor. Production of this high volume program would begin in the first half of calendar year 2005."


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About Parlex
------------

Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.


Forward Looking Statements
--------------------------

This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company's ability to effectively manage operating costs and increase operating efficiencies; (iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.


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